Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Broad Street Realty, Inc. and its Subsidiaries

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements of Broad Street Realty, Inc. and its Subsidiaries (the “Company”), on Form S-8 (Nos 333-260103, 333-256206 and 333-278757) of our report dated [March 28, 2025], relating to the consolidated financial statements as of December 31, 2024 and 2023 and for each of the years in the two-year period ended December 31, 2024, and the related notes and schedule III, which appears in the Company’s annual report on Form 10-K.

/s/ Cherry Bekaert LLP

Richmond, Virginia

March 28, 2025